Exhibit 10.61

SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT (the “Agreement”) is entered into by and between Power Integrations, Inc., a Delaware corporation with an office at 5245 Hellyer Avenue, San Jose, California 95138 (together with its Affiliates, as defined below, “PI”), and ON Semiconductor Corporation, a Delaware corporation with an office at 5005 East McDowell Road, Phoenix, Arizona 85008 (together with its Affiliates, “ON”), as of October 19, 2019 (the “Effective Date”).

1.	Definitions.

“Acquirer” means the person or entity or group of persons or entities acquiring the stock or assets of a Party (or otherwise assuming control of a Party) in a Change of Control Transaction

“Affiliate(s)” of a Party means any and all Entities, past, present, or future, that are or were Controlled, directly or indirectly, by the Party, but only for so long as such Control exists or existed.

“Agreement” shall have the meaning ascribed to it in the preamble.
“Assert” (or “Assertion”) means bringing, commencing, filing, prosecuting, or otherwise instituting, or funding, encouraging or assisting any third party in bringing, commencing, filing, prosecuting, or otherwise instituting, any patent infringement claim, petition for declaratory judgment of non-infringement of any patent, or other proceeding alleging infringement or non-infringement, invalidity, or unenforceability of any patent before any legal, judicial, arbitral, administrative, executive, or other body or tribunal, anywhere in the world, that has or claims to have authority to adjudicate such claim, including without limitation any court or arbitral body, the U.S. International Trade Commission, the U.S. Patent and Trademark Office, the Chinese Patent Office, the Taiwan Patent Office, and the European Patent Office.
“Binding Term Sheet” means the Binding Term Sheet by and between the Parties executed on October 2, 2019.
“Change of Control” means the transfer, assignment, sale, lease, loan, or other disposition of any material portion of the tangible or intangible assets, personnel, technology, equipment, or business, equity interest, or voting interest of a Party that are related to this Agreement.
“Change of Control Transaction” means a single transaction, or a transaction that is part of a series of transactions (including a merger and a triangular merger) to effect a Change of Control.
“Control” means the legal, beneficial, or equitable ownership of more than fifty percent (50%) of (i) the voting power representing the right to vote for directors or other managing authority, (ii) equity ownership interest in an Entity, or (iii) other ownership interest in an Entity.
“Cooling Off Period” shall mean the period commencing on the Effective Date and continuing for a period of three (3) years from the Release Date.
“Effective Date” shall have the meaning ascribed to it in the preamble.
“Entity” means a corporation, association, partnership, business trust, joint venture, limited liability company, proprietorship, unincorporated association, or other entity that can exercise independent legal standing.
“Fee” means One Hundred Seventy-Five Million United States Dollars (US$175,000,000), subject to Section 5.
“ON” shall have the meaning ascribed to it in the preamble.
“Party” means PI or ON and “Parties” means PI and ON.
“Pending Proceedings” means the proceedings set forth in Exhibit A, some of which are further classified therein as either “Fairchild Legal Proceedings” or “ON Semi Legal Proceedings.”

“PI” shall have the meaning ascribed to it in the preamble.
“Released Claims” means any and all claims and judgments for damages or monetary relief for acts of patent infringement asserted in any of the Pending Proceedings occurring on or before the Release Date.
“Release Date” means June 30, 2020.

2.
Dismissals. Within five (5) business days after PI has received the Fee, the Parties shall jointly submit to the relevant court or administrative body a document in the applicable form attached hereto as Exhibits C through L in order to withdraw, dismiss, or terminate (with or without prejudice as reflected in the applicable form) all claims made and judgments entered in the Pending Proceedings, including appeals therefrom, and the Parties will cooperate to terminate each such proceeding. The Parties intend and will request that each Fairchild Legal Proceeding will be dismissed with prejudice and that each ON Semi Legal Proceeding will be dismissed without prejudice. For the IPRs and associated appeals listed in Exhibit A, (1) for any IPRs having a pending appeal to the Federal Circuit, the Parties will jointly request the appeal be dismissed, (2) for any IPRs for which the final written decision has been vacated by the Federal Circuit, the Parties will jointly request that the IPR be dismissed per the applicable order of the Federal Circuit, and (3) for any IPR that is currently pending before the PTAB, the Parties will jointly request termination.

3.
Mutual Releases. Contingent upon ON’s performance under Section 5, PI does hereby for itself and its Affiliates irrevocably and forever release and absolutely discharge (a) ON, including its Affiliates, and their respective employees, representatives, agents, officers, directors, past, present, and future, of and from any and all Released Claims, and (b) each of the direct and indirect distributors, resellers, representatives, customers, and end users of ON, including its Affiliates, of and from any and all Released Claims to the extent directed to a product of ON, including its Affiliates. ON does hereby for itself and its Affiliates irrevocably and forever release and absolutely discharge (a) PI, including its Affiliates, and their respective employees, representatives, agents, officers, directors, past, present, and future, of and from any and all Released Claims, and (b) each of the direct and indirect distributors, resellers, representatives, customers, and end users of PI, including its Affiliates, of and from any and all Released Claims to the extent directed to a product of PI, including its Affiliates. The Parties acknowledge and agree that this Agreement fully and finally releases and forever resolves the Released Claims that are unknown, unanticipated, or unsuspected or that may hereafter arise as a result of the discovery of new or additional facts. The Parties acknowledge and understand the significance and potential consequence of the release of unknown claims. The Parties intend that the Released Claims released under this Agreement be construed as broadly as possible and agree to waive and relinquish all rights and benefits each may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law of any other jurisdiction, with respect to the Released Claims. Section 1542 reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

4.
Standstill. Each Party represents and warrants as of the Effective Date that it has not made any new Assertion that is not identified in Exhibit A, which each Party represents contains an up-to-date list of all Assertions by either Party as of the Effective Date. Each Party further represents and warrants as of the Effective Date that it has no knowledge of any Assertion outside the United States by a third-party Entity or individual against the other Party, other than the assertions identified in Exhibit A and other than the assertion initiated by Huizhou Jinhu Industrial Development Co., Ltd. with respect to the Chinese patent number ZL200410061704.6 Provided that PI has received the Fee, during the Cooling Off Period, neither Party nor any of its Affiliates shall make any Assertion against the other Party or any of its Affiliates. Further, provided that PI has received the Fee, neither Party, nor any of its Affiliates, during the Cooling Off Period will make any Assertion against any direct or indirect distributor, representative, reseller, customer, or end user of the other Party to the extent based on an allegation of patent infringement directed to a product of the other Party.The foregoing constitutes a limited, non-exhaustive standstill during the Cooling Off Period only and not a license, release, or other intellectual property right or immunity. For the avoidance of doubt and without limitation, after the end of the Cooling Off Period, a Party is not precluded by this Agreement from filing suit, seeking recovery of damages occurring during or after the Cooling Off Period for alleged or actual infringement, or from seeking an injunction against future infringement occurring after the Cooling Off Period, subject to all applicable laws anywhere in the world, including 35 U.S.C. § 286 and other applicable statutes of limitations. For the further avoidance of doubt, the absence of an Assertion during the Cooling Off Period shall not be relied on by either Party as a basis for a denial of an injunction. Notwithstanding the foregoing, a Party may initiate a challenge to the validity and enforceability of any patent Asserted against such Party or any of its Affiliates, or against any of their respective products during the Cooling Off Period. Each Party agrees that breach of this Section 4 by one Party will cause irreparable harm and significant injury to the other Party, the extent of which will be difficult to ascertain and for which there will be no adequate remedy at law. Accordingly, each Party agrees that the other Party, in addition to any other available remedies, shall have the right to an immediate injunction and other equitable relief enjoining any breach or threatened breach of this Section 4 without the necessity of posting any bond or other security and the court may dismiss or terminate the claims brought in violation of this Section 4 without prejudice to Assertion after the Cooling Off Period. Neither Party may assign or otherwise transfer any of its rights under any patents the Assertion of which is subject to this Section 4 unless such assignment or transfer is expressly made subject to this Agreement. The Parties agree that during the Cooling Off Period they will not manufacture or sell copies of the other Party’s products derived from reverse engineering at the schematic level (copying to be determined at the overall product level, and not just with reference to a single feature or subset of features) provided that this sentence shall in no case apply to (a) a Party’s products that were on sale or otherwise publicly announced prior to or as of the Effective Date, or (b) a Party’s products that were accused of infringement in any of the Pending Proceedings.

5.
Payment. Semiconductor Components Industries, LLC, an Affiliate of ON Semiconductor Corporation, will pay Power Integrations, Inc. the Fee no later than October 23, 2019, via electronic transfer to the following account:

[Bank Account Information Redacted]

The Fee is non-refundable and constitutes the complete monetary consideration for PI to enter into this Agreement and complete satisfaction for any and all judgments entered in the Pending Proceedings.

6.
No Admission of Liability. The Parties agree that the settlement of the Released Claims is intended solely as a compromise of the disputed claims, and without any acknowledgment of liability, fault, damages, or any other merits of the Released Claims and the Pending Proceedings. Nothing in this Agreement shall extinguish, impair, or otherwise affect any defense or position of PI or ON that patents are not infringed, invalid, or not enforceable, or that any claims are barred by equitable estoppel, implied license, statute of limitation, or laches. Nor shall this Agreement be admissible in any legal proceeding as a basis to claim infringement or non-infringement of any patent. Neither Party is waiving any argument or position (now or in the future) that any order, ruling or judgment that is currently the subject of any pending appeal that is being dismissed with or without prejudice in connection with the Settlement was in error.

7.
No License. Nothing contained in this Agreement shall be construed as conferring or granting by implication, estoppel or otherwise, any right or license, express or implied, under any patent, copyright, mask work, trade name, trademark, service mark, trade secret right, other identification of source or origin belonging to the other Party, other proprietary right or other intellectual property right, whether now existing or hereafter obtained, and no such license or other right shall arise from this Agreement or from any acts or omissions in connection with the execution of this Agreement or the performance of the obligations of the Parties hereunder.

8.
Payment of Costs and Expenses. Each Party shall be responsible for payment of its own attorneys’ fees and other costs, disbursements and expenses arising out of or relating to the Parties’ legal proceedings through the Effective Date.

9.
Notices. Any notice or communication required or permitted to be given by either Party hereunder shall be in written form and shall be considered to be sufficiently given if transmitted and confirmed by overnight courier, addressed to the Parties hereto as follows:

To PI:
Power Integrations, Inc.
5245 Hellyer Avenue
San Jose, California 95138
ATTN: President

With copy to:

Fish & Richardson
One Marina Park Drive
Boston, Massachusetts 02210
ATTN: Frank E. Scherkenbach

To ON:

ON Semiconductor Corporation
5005 East McDowell Road
Phoenix, Arizona 85008
ATTN: Vice President and Chief IP Counsel

With copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
ATTN: Colette Reiner Mayer

or to such changed address as the addressee shall have specified by written notice in accordance with this provision.

10.
Governing Law. The Parties hereto agree that this Agreement shall be considered to have been made in, and construed and interpreted in accordance with the substantive laws of Delaware. The Parties consent to the exclusive jurisdiction of the United States District Court for the District of Delaware to resolve any disputes relating to or arising out of this Agreement and agree to have that court retain jurisdiction to enforce the terms of the Agreement as part of the Parties’ dismissal papers; provided, however, that any Party against whom an action is brought may, at its sole election, assert a claim arising from this Agreement as a defense or counterclaim in such an action and, in those circumstances, the court in that action shall also have jurisdiction to resolve the asserted defense or counterclaim based on this Agreement and to provide an appropriate remedy.

11.
Representations and Warranties. Each of Power Integrations, Inc. and ON Semiconductor Corporation represents and warrants that it is a corporation in good standing under the laws of the state of Delaware; that it has the authority to enter into this Agreement; and that this Agreement is valid, binding and enforceable in accordance with its terms. Each of Power Integrations, Inc. and ON Semiconductor Corporation further represents and warrants that it has sufficient right, title, and interest to grant the releases and enter into the standstill set forth in this Agreement.

12.
408+ Agreement Modification. Each Party agrees that the Binding Term Sheet dated October 2, 2019 and this Agreement shall not be subject to the Confidentiality and Federal Rule of Evidence 408+ Agreement dated August 22, 2019 (the “408+ Agreement,” as amended pursuant to the immediately following sentence), and waives and releases the other Party from any claim to liability, including without limitation any claim of actual or liquidated damages, due to the public disclosure or public discussion of the terms of the Binding Term Sheet or this Agreement.

13.	No Right to Terminate. Neither Party may terminate this Agreement without the express, written consent of the other Party.

14.
Fee shifting. The Parties agree that the prevailing Party in any action relating to or arising out of this Agreement will be awarded its reasonable attorneys’ fees and costs incurred as a result of such a proceeding.

15.
Waiver. No waiver of this Agreement or any of the promises, obligations, terms, or conditions herein shall be valid unless it is written and signed by the Party against whom the waiver is to be enforced. No valid waiver of any of the promises, obligations, terms, or conditions herein shall be deemed a subsequent waiver of any of such promises, obligations, terms, or conditions, nor shall any such waiver constitute a continuing waiver. Failure to insist on compliance with a term, covenant, or condition contained in this Agreement shall not be deemed a waiver of that term, covenant, or condition.

16.
Severability. In the event that any provision of this Agreement is prohibited by any law governing its construction, performance or enforcement, such provision shall be ineffective to the extent of such prohibition without invalidating thereby any of the remaining provisions of this Agreement and the Parties shall craft a substitute provision that most closely effects the Parties’ intent.

17.
Amendment. The terms and conditions of this Agreement may not be modified or amended except in a writing which states that it is a modification, and is signed by an officer or a duly authorized representative of each Party.

18.
Change of Control. Notwithstanding any other statement in this Agreement, this Agreement and/or the Binding Term Sheet (or any parts thereof) may not be assigned other than in, or in connection with, any Change of Control Transaction, and then only on the condition that the Acquirer first enters into an agreement of the form set out in

Exhibit B (Written Declaration of Assumption), acknowledging and transferring obligations under the Agreement and the Binding Term Sheet to the Acquirer. Any attempted assignment in derogation of the foregoing sentence is null and void. Any violation of the foregoing condition shall constitute a material breach of the Agreement and the Non-Acquired Party reserves the right to terminate the Agreement upon notice to the Acquired Party.After the Written Declaration of Assumption has been signed by the Acquirer and the Acquired Party, and the Change of Control Transaction effected, the covenants provided in the Agreement and the Binding Term Sheet: (i) apply to any patent (x) owned, controlled, or enforceable by the Acquired Party prior to the Change of Control Transaction; and (y) based on any invention conceived of by Acquirer after the Change of Control Transaction in the context of the continuation of Acquired Party's business, but (ii) do not apply to any patent (x) owned, controlled or enforceable by Acquirer before the Change of Control Transaction; or (y) based on any invention conceived of by Acquirer after the Change of Control Transaction outside the context of the continuation of the Acquired Party's business.

19.	Headings for Convenience Only. The headings contained in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.

20.
Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement. The language used in this Agreement shall be deemed to be language chosen by all Parties to express their mutual intent, and no rule of strict construction against any Party shall be applied to any term or provision hereof.

21.
Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all written and oral prior agreements and understandings with respect thereto, including without limitation the Binding Term Sheet. No variation or modification of the terms of this Agreement, nor any waiver of any of the terms or provisions hereof, shall be valid unless in writing and signed by an authorized representative of each Party.

22.
Counterparts. This Agreement may be executed in two counterparts in the English language and each such counterpart shall be deemed an original thereof. Facsimile signatures or signatures delivered by e-mail in .pdf or similar format will be deemed original signatures for purposes of this Agreement.

[The remainder of this page is blank; signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date. Each individual signing below represents and warrants that he or she has authority to sign for and enter into this Agreement on behalf of his or her respective Party.

Agreed to:		Agreed to:
POWER INTEGRATIONS, INC.		ON SEMICONDUCTOR CORPORATION
By:	/s/ Balu Balakrishnan	By:	/s/ Keith Jackson
Name:	Balu Balakrishnan	Name:	Keith Jackson
Title:	President and CEO	Title:	President and CEO